Exhibit No. 99(a)

SECOND AMENDMENT

to the

FIDELITY SOUTHERN CORPORATION

EQUITY INCENTIVE PLAN

Approved by Board – January 19, 2012 (as modified and confirmed March 15, 2012)

Approved by Shareholders – April 26, 2012

SECOND AMENDMENT TO THE

FIDELITY SOUTHERN CORPORATION

EQUITY INCENTIVE PLAN

WHEREAS, Fidelity Southern Company (“Company”) adopted the Fidelity Southern Company Equity Incentive Plan (“Plan”), on April 26, 2006, reserving the right therein to amend the Plan; and

WHEREAS, the Plan was amended by shareholder approval on April 28, 2011, (i) to increase the number of shares of Fidelity’s Common Stock that may be issued under the Plan to 2,250,000; (ii) extend the term of the Plan by an additional five years for awards other than incentive stock options so that incentive stock options may be granted until January 18, 2016, and other awards may continue to be granted until January 19, 2021; (iii) delete the ability of Fidelity to award restricted stock units; (iv) increase the number of shares authorized under the Plan that may be issued in the aggregate pursuant to awards other than options to 750,000; (v) modify certain provisions of the Plan relating to incentive awards; and (vi) add specific language addressing compliance with Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Directors of the Company deem it advisable and in the best interest of the Company that the Plan be further amended to increase the number of shares of Common Stock of the Company which are authorized to be issued under the Plan; and

NOW, THEREFORE, BE IT RESOLVED upon the recommendation of the Compensation Committee, the Boards of Directors of Fidelity Bank and Fidelity Southern Corporation approve the amendment of the Company’s Equity Incentive Plan as follows, subject to the approval of the shareholders of the Company:

i. Section 5.02 is amended so that the aggregate number of shares of Common Stock available for issuance under the Plan shall be increased sufficiently to bring that number to 5,000,000 as of the date of this amendment and the number of shares (included in the 5,000,000) that may be issued in the aggregate pursuant to Awards other than Options shall be increased to bring that number to 1,000,000 as of the date of this amendment.

DATED the 26th day of April 2012.

FIDELITY SOUTHERN CORPORATION

By:	/s/ Martha Fleming
Title:	Corporate Secretary